UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 17, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Amendment of a Material Definitive Agreement
As previously disclosed, on April 18, 2008, Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMAC Mortgage”), both subsidiaries of Residential Capital, LLC (“ResCap”), entered into a Loan and Security Agreement with ResCap’s parent, GMAC LLC (“GMAC”), as lender, to provide RFC and GMAC Mortgage with a revolving credit facility. The facility is secured by RFC’s and GMAC Mortgage’s servicing rights and related contractual rights under certain pooling and servicing agreements and loan servicing agreements with respect to pools of mortgage loans and home equity lines of credit. Under the terms of the Loan and Security Agreement, RFC and GMAC Mortgage were permitted to request loans from the lender until October 17, 2008, at which point the loans would mature, unless refinanced or repaid earlier. On June 1, as previously disclosed, RFC, GMAC Mortgage and GMAC entered into an amendment to increase GMAC’s maximum lending commitment under the Loan and Security Agreement from $750 million to $1.2 billion.
Effective September 30, 2008, GMAC forgave $101.5 million of the indebtedness outstanding under the Loan and Security Agreement as a contribution of capital to ResCap. In addition, effective September 30, 2008, GMAC also forgave $95.3 million of outstanding principal and accrued unpaid interest on ResCap’s 8.5% Senior Notes Due May 15, 2010 previously acquired through its open market repurchase program and held by GMAC.
On October 17, 2008, the parties amended the Loan and Security Agreement to, among other things:
•	Reduce the advance rate from 85% to 76.6%;
•	Extend the maturity of the facility to May 1, 2009, unless ResCap earlier obtains replacement financing from a third-party lender;
•	Reduce the amount of GMAC’s lending commitment by $84 million as of October 17, 2008, with a subsequent commitment reduction of $84 million effective as of October 22, 2008, and further commitment reductions equal to any amounts of the outstanding indebtedness forgiven by GMAC as a contribution of capital to ResCap and its subsidiaries;
•	Add a covenant by the borrowers to use their best efforts to provide GMAC, by November 30, 2008, with $250 million in additional collateral for the indebtedness outstanding under the facility, with a zero advance rate applicable to such collateral;
•	At GMAC’s request, require the borrowers to resign as servicers under the underlying servicing agreements, during the existence of an event of default under the Loan and Security Agreement; and
•	Add an option permitting GMAC to require on two business days’ notice (or on one business day’s notice following an event of default) that servicing collections be placed in a segregated account.
The reductions in GMAC’s lending commitment described above reflect GMAC’s agreement to defer repayment of $168 million, required to cure a borrowing base deficiency. The borrowers repaid $84 million on October 17 and the remaining $84 million on October 22, 2008, contemporaneously with such reductions, to cure the borrowing base deficiency.
RFC and GMAC Mortgage give other representations, covenants and indemnities that are customary in similar facilities. ResCap has entered into a Guarantee pursuant to which it guarantees the payment by RFC and GMAC Mortgage of their obligations under the Loan and Security Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC
(Registrant)

Dated: October 23, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer